Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-44500, File No. 333-136828, File No. 333-151504, File No. 333-166495 and File No. 333-173793). of Clearfield, Inc. of our report dated November 26, 2014, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears on page 28 of this annual report on Form 10-K for the year ended September 30, 2014.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota
November 26, 2014